Exhibit 10.1

THE MILLS CORPORATION

OPERATING GUIDELINES FOR THE ADMINISTRATION OF THE

ANNUAL INCENTIVE AWARDS PROGRAM FOR VICE PRESIDENTS AND ABOVE

Effective January 1, 2005

I.	PURPOSE

The purpose of the Annual Incentive Awards Program adopted by the Company (the “Program”) is to further the growth and profitability of The Mills Corporation (the “Company”). The Program, which except as specified below, is part of the Company’s Amended and Restated 2004 Stock Incentive Plan (as it may be amended and/or amended and restated from time to time, the “2004 Stock Incentive Plan”), provides for cash and/or equity awards contingent on the achievement of annual corporate performance goals, individual performance goals, or a combination of both. The Program is designed to enable the Company to attract new executives, to encourage current key executives to remain with the Company and to provide a financial incentive for them to further the achievement of the Company’s strategic and financial business objectives. These Operating Guidelines set forth the rules and regulations under which awards made from time to time to Grantees under the Program will be administered.

II.	DEFINITIONS

The terms defined in this Section II shall, for purposes of these Operating Guidelines, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:

A.	“Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, including, without limitation, any subsidiary of the Company.

B.	“Award” means the award granted to a Grantee hereunder that provides the opportunity to earn cash and/or an Equity Award following the end of a Performance Period, based on the level of attainment of one or more Performance Targets during the Performance Period.

C.	“Award Valuation Schedule” means the schedule established by the Committee on the Determination Date setting forth the Performance Goals, Performance Targets and Target Incentive Percentages for each Grantee and or class of Grantees and the method for calculating the ultimate Equity Award and/or cash payments to be made to Grantees upon achievement of the various benchmarks established as Performance Targets.

D.	“Base Salary” for any Performance Period means a Grantee’s annual base salary determined as of April 1 of the Fiscal Year comprising the applicable Performance Period.

E.	“Board” means the Board of Directors of The Mills Corporation.

F.	“Cause” means:

(1)	the Grantee commits an act of fraud or embezzlement with respect to the Company or any of its Affiliates;

(2)	the Grantee is convicted of, or enters a plea of guilty or nolo contendere to, any felony;

(3)	the Grantee commits any act of dishonesty, breach of fiduciary duty or misconduct (whether in connection with the Grantee’s responsibilities as an employee or otherwise) that, in the Company’s reasonable judgment, either materially impairs the Company’s business, goodwill or reputation or materially compromises the Grantee’s ability to perform the Grantee’s job duties or represent the Company with the public;

(4)	the Grantee fails to substantially perform his or her duties (other than any such failure resulting from the Disability of the Grantee), which failure continues for more than thirty (30) days after written notice by the Company or any Affiliate, as applicable;

(5)	the Grantee demonstrates such carelessness, lack of judgment, ineffectiveness or inefficiency in the performance of his or her duties that he or she is determined by the Company to be unfit to continue in service; or

(6)	the Grantee materially violates any confidentiality, non-solicitation or non-competition obligation owing to the Company or its Affiliates or materially violates any policies of the Company or its Affiliates, including, but not limited to, the Company’s Code of Business Conduct and Ethics.

G.	“Change in Control.” means the first day on which any one or more of the following conditions shall have been satisfied:

(1)	The acquisition of beneficial ownership, as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in a single transaction or series of related transactions (by tender offer or otherwise), of more than fifty percent (50%) of the voting securities of the Company, by a single person or entity (other than the Company) or “group” within the meaning of Section 13(d)(3) of the Exchange Act, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof;

(2)	There shall be consummated any consolidation, merger, business combination or reorganization involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation);

(3)	The individuals who constituted the Company’s Board of Directors as of the effective date of the Program (the “Incumbent Board”) cease for any reason to constitute at least a majority of the directors of the Company; provided, however, that any individual whose election, or whose nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the persons then comprising the Incumbent Board shall be considered, for purposes of these Operating Guidelines, members of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Exchange Act) (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Company’s Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(4)	There shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) to a party that is not a direct or indirect wholly-owned subsidiary of the Company, including, without limitation, any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (on a consolidated basis) that includes the assets of the Limited Partnership; or

(5)	The Company (or its successor) no longer serves as the sole general partner of the Limited Partnership other than as a result of (i) the merger of the Limited Partnership with the Company or a subsidiary of the Company, (ii) the redemption of all limited partnership interests in the Limited Partnership by the Limited Partnership or the purchase of all such limited partnership interests by the Company, or (iii) the liquidation, dissolution or winding up of the Limited Partnership.

Notwithstanding the forgoing, a Change of Control shall be deemed not to have occurred (i) with respect to a Grantee, if the Grantee is involved as an officer, director, employee, agent, finder, consultant, partner, investor, creditor or principal, or in any other individual or representative capacity whatsoever, with an entity that acquires an interest in the

Company in a transaction that otherwise would constitute a Change in Control and, pursuant to written or unwritten agreement or understanding with such entity entered into prior to or in connection with such transaction, the Grantee receives or has the right to receive a material economic benefit as a result of or in connection with such transaction (other than compensation granted or awarded to Grantee by the Company in the ordinary course of business consistent with past practice or solely as a result of his or her then current ownership interest in the Company ), or (ii) if any of the foregoing transactions occurs with any employee benefit plan of the Company or with any trustee or fiduciary or committee of any employee benefit plan of the Company, any Affiliate of the Company, any direct or indirect wholly owned subsidiary of the Company, or any entity owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company prior to the event that would otherwise constitute a Change in Control. For purposes of this definition, a “material economic benefit” shall mean cash, equity or other payments or benefits having a value equal to at least 40% of the Grantee’s base salary immediately prior to the Change in Control, without taking into account cash or equity-based compensation granted or awarded to Grantee by the Company or its successor in interest in the ordinary course of business consistent with the Company’s past practice, or as a result of his or her then current ownership interest in the Company.

H.	“Committee” means the Executive Compensation Committee of the Board.

I.	“Company” has the meaning set forth in Section I.

J.	“Common Stock” means the common stock, par value $0.01 per share, of the Company.

K.	“Covered Employee” means:

(1)	any Grantee who is, on the date of the grant of an Award, a “covered employee” with respect to the Company within the meaning of Section 162(m); and

(2)	any Grantee who the Committee determines, on the date of the grant of an Award, could become a “covered employee” by the date of payment of such Award.

L.	“Determination Date” with respect to any Performance Period means the date on which the Committee establishes the Award Valuation Schedule for such Performance Period. In the case of Awards intended to qualify as Performance-Based Compensation, the Determination Date shall be a date that is on or prior to the date that is 90 days following the commencement of the respective Performance Period.

M.	“Disability” means that:

(1)	the Grantee has been unable, notwithstanding such reasonable accommodations as may be required by applicable law, to engage in the essential function of his position with the Company due to a disability, as determined by the Company upon receipt of and in reliance on independent competent medical advice, for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months,

(2)	the Company has reasonably determined, upon receipt of the and in reliance on independent competent medical advice, that the Grantee is unlikely to be able, notwithstanding such reasonable accommodations as may be required by applicable law, to engage in the essential functions of his position with the Company due to a disability for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months.

N.	“Equity Award” means any one or more of the following equity-based awards: shares of Common Stock, options on Common Stock, restricted shares of Common Stock, restricted Common Stock units, or Common Stock appreciation rights.

O.	“Fiscal Year” means the 12-month period ending on December 31 of each year, or such other 12-month period that is used by the Company as its annual accounting period.

P.	“Funds From Operations Per Share” and “FFO Per Share” shall be calculated in the same manner as that used by the Company in reporting fully diluted funds from operations per common share in its Form 8-K furnished to the Securities and Exchange Commission.

Q.	“Good Reason” means the occurrence of any one or more of the following events without the express written consent of the Grantee; provided, however, that any of the events described in clauses 2, 3 or 4 below shall only constitute Good Reason if the Company shall have failed to correct or remedy such event within thirty (30) days following receipt of written notice from the Grantee describing in reasonable detail such event and demanding correction or remedy:

(1)	the relocation of the Grantee’s principal office to a location that is more than fifty (50) miles from the Company’s headquarters as of the Grantee’s date of hire or future Washington, D.C. area headquarters or a relocation of the Grantee’s principal office location that results in an increase of fifty (50) miles or more in the distance of the Grantee’s commute;

(2)	a failure by the Company to pay or provide for any earned Base Salary, earned annual bonus, earned LTIP award, or any other earned material compensation or benefits required to be paid or provided for by the Company, in each case when due;

(3)	a reduction by the Company in the Grantee’s Base Salary, except as part of a salary reduction program approved by the Board that is generally applicable to executives of the Company in the same or similar positions as that of the Grantee; or

(4)	the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and perform the obligations of the Company hereunder (after taking into account any action of the Board pursuant to Section V.E. hereof).

R.	“Grantee” means a full-time executive of the Company at or above the Vice President level, who has been designated by the Committee to receive an Award under the Program.

S.	“Limited Partnership” means The Mills Limited Partnership, a Delaware limited partnership.

T.	“Performance-Based Compensation” means an Award that is intended to qualify as “other performance-based compensation” for purposes of Section 162(m).

U.	“Performance Goals” shall mean one or more of the following performance measures:

(1)	growth in funds from operations;

(2)	return on invested capital;

(3)	tenant sales;

(4)	total shareholder return;

(5)	total stockholder return (on a comparable basis) of a publicly available index, such as, but not limited to the Standard & Poor’s 500 Stock Index;

(6)	return on equity based upon cash flow (calculated as cash flow divided by equity adjusted for non-recurring tenant capital and projects abandoned in excess of $5 million);

(7)	pretax earnings;

(8)	earnings before interest expense, taxes, depreciation and amortization;

(9)	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

(10)	operating margin;

(11)	earnings per share;

(12)	return on investment;

(13)	ratio of debt to shareholder’s equity;

(14)	such other performance measures as may be selected by the Committee (including, but not limited to, Sales per Square Feet and FFO Per Share); and/or

(15)	such individual performance objectives, which may vary from Grantee to Grantee, as may be set by the Company.

V. “Performance Period” means the period of one Fiscal Year, or such lesser period as determined by the Committee, during which Awards may be earned under a Program, commencing on the first day of the applicable Fiscal Year, or such other day as determined by the Committee.

W. “Performance Targets” means the specific Performance Goals that are established by the Committee for a Performance Period; provided, however, that Performance Targets that are intended to apply to Performance-Based Compensation shall be objectively determinable and based solely on one or more of the Performance Goals listed in clauses (1) through (11) of the definition of Performance Goals.

X. “Program” means an annual incentive award program covering any one Performance Period with its respective Awards, Performance Goals, Performance Targets, Target Incentive Percentages and Grantees.

Y. “Return on Equity” means the internal measure of the Company’s return on equity, using: (1) for projects constructed by the Company during the Performance Period that have been opened at least one year, an FFO Yield (the Company’s share of funds from operations from the project divided by the amount of capital contributed to the project by the Company) for the current Fiscal Year compared against the board-approved, budgeted FFO Yield for that project, (2) for properties acquired by the Company that are in their first full year of ownership by the Company (except for those projects under significant redevelopment, in which case the measurement period will be three years), an FFO Yield for the current Fiscal Year compared against the board-approved, budgeted FFO Yield for that project, (3) for tenant capital, the aggregation of incremental revenues for new tenants divided by the recurring and non-recurring capital spent on that tenant compared against the board-approved, budgeted minimum rent and recurring and non-recurring capital, and (4) for abandoned project capital, the amount of abandoned project costs exceeding $5 million during the Performance Period.

Z. “Sales per Square Feet” means, as determined by the Committee, either (1) gross same store sales, or (2) comparable same store sales, in either case calculated as total sales per square feet.

AA. “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as amended from time to time.

BB. “Target Incentive Percentage” means the percentage of a Grantee’s Base Salary or target dollar amount that may be earned for different levels of achievement of the

Performance Targets for a Performance Period as part of the Grantee’s Award. This percentage or target dollar amount is fixed at the beginning of the Performance Period consistent with Grantee’s position at the commencement of such period. The Target Incentive Percentages or target dollar amounts for Grantees by position are listed on Exhibit A.

CC. “Total Shareholder Return” means the total return on the Common Stock to an investor consisting of share price appreciation per share, plus dividends per share.

III.	PARTICIPATION

Participation in the Program shall be limited to those full-time executives of the Company at or above the Vice President level, who in the opinion of the Committee, are in a position to make a significant contribution to the growth and profitability of the Company. On the Determination Date for each Program, the Grantees and/or class of Grantees for such Program will be chosen by the Committee. Such designation shall be made in writing. To the extent that any individual first becomes an employee of the Company at or above the Vice President level after the Determination Date for any Performance Period and Program, participation in the Program and the terms of such participation shall be at the discretion of the Company.

IV.	AWARDS

A.	Each Program shall be subject to the limitations and terms provided in these Operating Guidelines. A new Program may commence as determined by the Committee at the beginning of any Fiscal Year or as of such other date as may be determined by the Committee.

B.	The Award Valuation Schedule shall be established by the Committee as of the Determination Date for each Performance Period. Grantees will be notified of their individual Target Incentive Percentages and the relevant Performance Goals and Performance Targets on or as soon as practicable following the Determination Date for such Performance Period.

C.	Awards made for any Program and the Company-related performance criteria taken into account in measuring attainment of such criteria shall be subject to adjustment by the Committee under the same circumstances as are set forth in Section 17.1 of the 2004 Stock Incentive Plan. In addition, the Committee may determine in its reasonable good faith discretion that equitable adjustments should be made with respect to Performance Targets or to the method of calculating whether such Performance Targets have been attained (including any such adjustments as may be appropriate to avoid a windfall payment or undue penalty, or to make comparisons of the Company’s performance against the performance of peer companies valid), or both, in the event of extraordinary events or occurrences of any nature, including, including, but not limited to:

(1)	asset write-downs;

(2)	litigation, claims, judgments or settlements;

(3)	the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results;

(4)	any reorganization and restructuring programs, extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30;

(5)	acquisitions, divestitures, joint ventures, or alliances;

(6)	foreign exchange gains and losses;

(7)	differences, or changes, in peer group reporting practices with respect to any Performance Target during a Performance Period that are necessary to make comparisons with the Company’s performance with respect to such target comparable;

(8)	an external calamitous event, such as a natural disaster or terrorist attack, which has a significant effect on the Company;

(9)	any other extraordinary or unexpected occurrence or event that the Committee in its sole discretion determines to be appropriate to give effect to the intended purpose of the Awards: or

(10)	a Change in Control.

provided, however that any such adjustments relating to Awards of Performance-Based Compensation must be objectively determinable and shall otherwise be made at such time or times and in such a manner as will not cause such Awards to fail to qualify as Performance-Based Compensation.

D.	Individual performance goals may be equitably adjusted by the Company as it determines to be appropriate, in light of corporate events, changes in responsibilities, or the events described in Sections IV.C (8), (9) or (10) above.

E.	The Committee has determined that the Company Performance Goals to be used for any Program commencing with the 2005 Performance Period shall be growth in Funds from Operations Per Share, Return on Equity, Sales per Square Feet, and Total Shareholder Return, provided that the Committee shall have the sole discretion to elect alternate Performance Goals for any Program commencing after the 2005 Performance Period.

V.	VALUATION AND PAYMENT OF AWARDS

Except as otherwise provided in Section VI hereof, no Award shall be earned and no payment of an Award shall be made to any Grantee prior to the end of a Performance Period.

A.	As soon as practicable following the completion of each Performance Period (including such time as is necessary for the Committee to obtain all information needed to determine the achievement of the relevant Performance Targets), the

Committee shall measure the achievement of the Performance Targets for such Performance Period and calculate the value of each Award based on the Award Valuation Schedule.

B.	In the case of an Award that is not meant to qualify as Performance-Based Compensation, the Committee may establish different Performance Targets or may modify one or more previously established Performance Targets during any Performance Period, in which case the ultimate Award for such Performance Period shall be based on the average of the results against the Performance Targets set during the Performance Period.

C.	With respect to all Awards of Performance-Based Compensation granted for any Performance Period, the Committee shall certify in writing the level of achievement and value of such Awards. The maximum value of any Award for any Performance Period cannot exceed $2 million; provided that the Committee shall be permitted, in its discretion, in circumstances where the maximum value of an Award would otherwise have been in excess of such $2 million maximum, to grant a cash bonus award outside of the 2004 Stock Incentive Plan in an amount up to such excess amount that would otherwise have been paid under the Program.

D.	Awards that have been earned shall be payable in a cash lump sum, unless otherwise determined by the Committee in its sole discretion on or prior to the Determination Date of any Performance Period, in which case such Award may be payable in the form of any Equity Award or any combination of an Equity Award and a cash lump sum, as determined by the Committee. The Committee, in its sole discretion, may allow the Grantees to elect, on or prior to the Determination Date of any Performance Period, to receive an Equity Award in lieu of cash and in that event, such Equity Awards shall be valued as of the election date or payment date. Any Equity Awards issued pursuant to the Program shall be funded through the Company’s 2004 Stock Incentive Plan in accordance with Committee’s authority to grant discretionary equity-based awards thereunder.

E.	In the event of a Change in Control, the Board may take any of the actions set forth in Section 17.2 of the Company’s 2004 Stock Incentive Plan. The manner of application of such provisions shall be in the sole discretion of the Board and the Board may treat different Awards and different classes of Awards differently. The Board shall provide adequate prior notice to Award holders of the action to be taken upon a Change in Control.

VI.	CHANGE OF EMPLOYMENT STATUS

A.	If a Grantee’s employment with the Company terminates before the end of a Performance Period for any reason other than death, Disability, termination by the Company without Cause or by the Grantee for Good Reason, or early or normal retirement with the consent of the Committee, the Grantee shall not be entitled to the payment of any amounts under the Program with respect to that Performance Period. For purposes of these Operating Guidelines, a Grantee who has at least five years of employment with the Company and whose combined age and years of employment with the Company add up to at least 55 at the time of termination of employment, and whose termination occurs for any reason other than Cause, death or Disability, shall be treated as having terminated employment at early retirement with the consent of the Committee.

B.	If a Grantee’s employment with the Company terminates after the end of a Performance Period and prior to the date for settlement of the Award for any reason other than as a result of a termination of the Grantee’s employment by the Company pursuant to clause (1), (2), (3) or (6) of the definition of “Cause” or if a Grantee’s employment agreement specifically provides that the definition of “Cause” contained therein supersedes the definition set forth in the Company’s Operating Guidelines for the Administration of Annual Incentive Awards, any substantially similar clause, the Grantee shall be entitled to the payment of the full value of the Award, based on the extent to which the performance criteria for such Performance Period are satisfied. Such payment will be made at the same time as all other Awards are paid with respect to such Performance Period.

C.	If a Grantee’s employment with the Company terminates before the end of a Performance Period on account of death, Disability, termination by the Company without Cause or by the Grantee for Good Reason, or early or normal retirement with the consent of the Committee, the Grantee shall be entitled to the payment of a pro rata portion of the value of any Award, as specified below. Such prorated portion will be paid following the end of the applicable Performance Period at the same time as all other Awards are paid and shall be determined as follows:

(1)	The value of the Award shall be determined as of the end of the Performance Period as provided in paragraph 2 below.

(2)	The prorated portion of the Award payable on account of death, Disability, early or normal retirement with the consent of the Committee, termination by the Company without Cause or by the Grantee for Good Reason, shall be equal to the full value of the Award for the Program, multiplied by a fraction, the numerator of which shall be the number of days between the inception of the Performance Period that the Grantee was employed with the Company or an Affiliate and the termination of the Grantee’s employment, the denominator of which shall be Three Hundred Sixty Five.

(3)	In the case of a Grantee who has an employment agreement that is in effect during any part of a Program, if such agreement expires prior to the end of the Performance Period established with respect to such Program because the Company has given a notice of non-renewal to the Grantee, and such Grantee’s employment terminates within 90 days of the expiration of the term of such employment agreement, such Grantee’s termination of employment shall be treated for all purposes of this Program as a termination by the Company without Cause.

D.	The Committee may allow for a voluntary deferral of payment of any Award at the election of any Grantee and may set such rules and regulations relating to such deferral as it deems appropriate.

VII.	ADMINISTRATION

A.	The Program shall be administered by the Committee, whose decisions shall be final, binding and conclusive on all Grantees. The Committee shall have the full power, subject to, and within the limits of the Program, to:

(1)	Select Grantees;

(2)	Make, interpret, and approve all rules for the administration of the Program;

(3)	Exercise all powers and perform such acts in connection with the Program as are deemed necessary, appropriate or desirable to promote the best interests of the Company; and

(4)	Establish Performance Targets, Performance Goals, and Target Incentive Percentages and make adjustments therein as may be appropriate under the then existing conditions and allowed under the Program.

B.	The Committee may authorize one or more members of the Board, or any officer of the Company to execute and deliver documents on behalf of the Committee. The Committee may delegate any or all of its authority hereunder to one or more members of the Board, or any officer of the Company with respect to Awards (i) that are not Performance-Based Compensation and (ii) to Grantees below the Senior Vice President level.

C.	The Committee may adopt such rules, take such actions and make such determinations under the Program (including without limitation, the selection of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards, and the agreements evidencing same) as it deems necessary or advisable for the proper administration of the Program.

D.	The Committee shall cause written records of the Company’s calculation of the level of attainment of each Performance Target for each Fiscal Year during a Performance Period to be maintained by the Company and the Company shall deliver such calculations to the Committee on a regular basis to enable it to make timely determinations of whether Awards have been earned.

VIII.	MISCELLANEOUS PROVISIONS

A.	Nothing in these Operating Guidelines shall be construed as giving any Grantee any right to remain in the employ of the Company. The receipt of an Award in one Program shall not give any Grantee a right to receive an Award for any subsequent Program.

B.	No right or interest of any Grantee under the Program shall be assigned or transferable by the Grantee. In the event of a Grantee’s death, any payment to which the Grantee may be entitled shall be made to the Grantee’s designated beneficiary, or in the absence of such designation, to the Grantee’s estate.

C.	The Company shall have the right to deduct from all payments under the Program any federal, state and/or local taxes required by law to be withheld with respect to such payments; provided, however, that the maximum number of shares of Common Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, may not exceed such number of shares having a fair market value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

D.	Payments under the Program shall not constitute earnings for purposes of any retirement plans, unless so specified in such retirement plan.

E.	The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Program. Any funds which the Company, acting in its sole discretion, determines to reserve for future payments under the Program may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company.

F.	As the context of these Operating Guidelines may require, the singular may be read as the plural and the plural as the singular. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

G.	The captions to the articles, sections, and paragraphs of these Operating Guidelines are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

H.	These Operating Guidelines shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to the choice of law provisions thereof.

I.	Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail,

to the principal office of the Company, directed to the attention of the Executive Compensation Committee of The Mills Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

J.	Any notice or filing required or permitted to be given to a Grantee under the Program shall be sufficient if in writing and sent through the U.S. Postal Service, registered mail, return receipt requested, postage prepaid, to the Grantee or his or her legal representatives at his or her last known mailing address.

IX.	AMENDMENT AND TERMINATION

A.	The Board may at any time suspend, modify, or amend the Program in whole or in part, provided, however, that no amendment shall be effective to decrease the benefits payable to any Grantee as of the date of such action pursuant to a Program that has previously commenced.

B.	The Board may at any time terminate the Program as to future Programs and grants of Awards. The Board may only terminate a Grantee’s participation in an ongoing Program pursuant to Section V.E., VI.B. or VI.D. of these Operating Guidelines or pursuant to Section 17.2 of the 2004 Stock Incentive Plan.

X.	EFFECTIVE DATE OF PROGRAM

The Program shall be effective as of January 1, 2005 and, except as otherwise provided in Section IX, shall remain in effect until all Awards under the Program have been satisfied by payment to the applicable Grantees.

EXHIBIT A

Title	Target Incentive Percentage/ Target Dollar Amount
Chairman and CEO	100% of Base Salary
President	$920,000
COO/Division President	55%
EVP	45%
SVP	40%
Group Vice President VP (Level IV)	35%
VP (Level III)	30%